EXHIBIT 99.77Q1(a)

                                   ICON FUNDS
                   AMENDMENT NO. 10 TO MASTER TRUST AGREEMENT


AMENDMENT No. 10 to the Master Trust Agreement of ICON Funds dated September 19, 1996, made at Greenwood Village, Colorado effective as of November 14, 2003.

                                   WITNESSETH:

WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996, as amended (the "Agreement") of ICON Funds (the "Trust"), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement to change the name of the ICON South Europe Region Fund to ICON Europe Fund effective January 29, 2004;

WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement to change the name of the ICON North Europe Region Fund to ICON International Equity Fund effective January 29, 2004;

WHEREAS, a majority of the Trustees of the Trust duly adopted the amendment to this Agreement on November 14, 2003 and authorized the same to be filed with the Secretary of the State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Trustees pursuant to the authorization described above, hereby amend Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the Trustees' authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:

FUNDS WITH NO DISTRIBUTION PLAN

ICON Consumer Discretionary Fund       ICON Leisure and Consumer Staples Fund
ICON Energy Fund                       ICON Materials Fund
ICON Financial Services Fund           ICON Short-Term Fixed Income Fund
ICON Healthcare Fund                   ICON Telecommunications & Utilities Fund
ICON Information Technology Fund       ICON Europe Fund
ICON Industrials Fund                  ICON Western Hemisphere Fund
ICON Asia-Pacific Region Fund

FUNDS WITH DISTRIBUTION PLAN (CLASS C, CLASS I AND CLASS Z)

ICON Bond Fund
ICON Core Equity Fund
ICON Covered Call Fund
ICON Equity Income Fund
ICON International Equity Fund
ICON Long/Short Fund

IN WITNESS WHEREOF, my hand this 14th day of November, 2003.



/s/ Andra C. Ozols
----------------------------
Andra C. Ozols
Vice President and Secretary


STATE OF COLORADO      )
                       ) ss.
COUNTY OF ARAPAHOE     )


Before me, a Notary Public in and for said county and state, personally appeared the above named persons, who acknowledged that they did sign the foregoing instrument in the capacity indicated, and that the same is their free act and deed this 14th day of November, 2003.

Signature of Notary Public:         /s/ Terri L. Smedra
                                    --------------------

My Commission Expires:     November 5, 2005

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